UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXCO RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 Fax (972) 367-3559

EXCO Resources Regains Compliance With NYSE Minimum Price Listing Standard

DALLAS, TEXAS, November 3, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that on November 2, 2015, EXCO was notified by the New York Stock Exchange (“NYSE”) that the Company has regained compliance with the NYSE’s continued listing standards because the price of the Company’s common shares was above $1.00 per share both on the last trading day of October and for the average share price over the 30 trading days preceding October 30, 2015.

As previously announced on September 23, 2015, EXCO has called a special meeting of Shareholders for November 16, 2015 for its shareholders to consider, among other things, a proposal to grant the Board of Directors authority to effect a reverse share split and proportionally reduce the total number of outstanding common shares that are authorized for issuance. The proposal, if approved by the shareholders, would authorize the Board of Directors to effect a reverse share split at a ratio of up to 1-for-10 common shares, with the decision, timing and exact ratio of the reverse share split to be determined by the Board of Directors in its sole discretion. The proposed reverse share split would affect all shareholders uniformly and would not affect any shareholder’s ownership percentage.

EXCO’s Board continues to recommend that shareholders vote “FOR” the proposals to be acted upon at the special meeting.

If approved by shareholders, the Board of Directors would make a determination as to whether effecting the reverse share split and the authorized share reduction is in the best interests of the Company and its shareholders. In making its determination, the Board of Directors would consider, among other things:

•	whether effecting the reverse share split is necessary or desirable to maintain the listing of the common shares on the NYSE at that time and in the future;

•	the per share price of the common shares immediately prior to the reverse share split;

•	the expected stability of the per share price of the common shares with or without a reverse share split;

•	the likelihood that the reverse share split will result in increased marketability and liquidity of the common shares;

•	prevailing market conditions; and

•	general economic conditions in the oil and gas industry.

The Board of Directors may elect to defer any decision on whether or not to effect a reverse share split. Shareholders are encouraged to read the definitive proxy materials in their entirety as they provide a detailed discussion of the proposals.

Shareholders who have questions about the special meeting, or who need assistance in submitting their proxies or voting their shares, should contact EXCO’s proxy solicitor, D.F. King & Co., Inc., toll-free at (866) 745-0270.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the continued listing of EXCO’s common shares on the NYSE, the trading price of EXCO’s common shares on the NYSE, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.